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                                                                    EXHIBIT 99.3


SPACETEC AND LABTEC COMPLETE DUE DILIGENCE
AND AGREE TO PROCEED WITH PREVIOUSLY ANNOUNCED MERGER

COMPANY ALSO ANNOUNCES WORKFORCE REDUCTION AND RETAINS MANAGEMENT
CONSULTING FIRM

LOWELL, Mass., Nov.5/PRNewswire/--Spacetec IMC Corporation (Nasdaq:SIMC-news), a
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world leader in 3D input devices, today announced that privately held Labtec,
Inc. and Spacetec have each completed their due diligence with respect to combining the companies and have agreed to proceed with a previously announced merger. Based in Vancouver, Washington, Labtec is a leader in providing audio solutions to the personal computer industry, and maintains a leading market share position in both audio input and audio output to the PC.

George Rea, interim Chairman and Chief Executive Officer of Spacetec stated, "We are delighted that both parties concluded that the merger will provide significant benefits to both companies. Such synergies may include stronger financial resources, more efficient operations, enhanced technology, improved distribution for Spacetec's proprietary products, and an additional product line for Labtec to offer its worldwide retail, master distributor and OEM customers."

The companies are currently drafting a proxy statement and expect to file it with the Securities and Exchange Commission (SEC) in November. Upon approval by the SEC, the proxy will be mailed to shareholders and a special meeting will be held to vote on the merger. It is anticipated that the meeting will be held in January 1999.

Following completion of the proposed merger, Spacetec's 3D development and marketing organizations will continue to be based in Lowell, MA, and the corporate headquarters will be at the Labtec facility in Vancouver, WA. The management team of Labtec, led by Chief Executive Officer Gary Savadove, will have leadership responsibility for the combined companies.

Company Announces Workforce Reduction

Spacetec announced a reduction in its workforce of approximately 50 percent. The reduction is across all areas of operation including sales and marketing, research and development, and general and administrative. The reduction is intended to restore profitability to Spacetec based on current levels of sales and in anticipation of the proposed merger with Labtec, Inc.

Mr. Rea added, "We were disappointed with the results of our previous quarter, and decided to make additional reductions to achieve profitability based on current, rather than future sales levels. Our
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remaining employees are sufficient to support all of our existing sales channels, including OEMs, VARs, ISVs and end-users of our products on both UNIX and Windows NT operating systems. In addition, our new product pipeline will continue to be robust with a number of innovative products expected to be released over the next several years. The cuts are intended to eliminate inefficiencies, potential redundancies with respect to Labtec and curtail development activities unrelated to our core 3D technologies. The reduction is intended to better focus our efforts on serving our customers, markets and partners worldwide."

Company Retains Management Consulting Firm

Spacetec IMC also announced that it has retained a management consulting firm to assist with a review and reorganization of its operations. The firm, which specializes in turnaround situations, is also affiliated with Sun Capital Partners, Inc., which through an affiliate is the majority shareholder of Labtec.

About Spacetec:

Based in Lowell, Massachusetts, Spacetec IMC Corporation is a leading provider of interactive input controllers and software technology for use with 3D graphical applications. The markets served by Spacetec are: Mechanical--CAD, Design Engineering, Digital Content Creation, Corporate Desktop and Consumer End Use. Today, its products and technology are used in diverse applications ranging from designing parts for leading worldwide manufacturers such as Boeing, General Motors and Honda Motor Company to controlling the navigation of NASA's Sojourner Rover on Mars from 200 million miles away, as well as allowing computer games to perform extraordinary maneuvers in 3D games. For additional information, please call 978-275-6100, or visit the Spacetec Web site at: www.spacetec.com.
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About Labtec:

Founded in 1982, Labtec Inc. is America's number one multimedia speaker and PC audio peripheral company. Labtec offers a complete range of PC audio products including a full line of speakers, subwoofers, PC Voice Access microphones, headphones and accessories.

The advent of robust speech recognition and voice command technology promises to make speech a widely accepted interface for the PC, driving the demand for high performance voice input peripherals. Similarly, the growth in audio content--from streaming audio over the Internet to DVD--is driving penetration of PC speakers. For additional information, please call (360) 896-2000, or visit the Labtec Web site at: www.labtec.com.
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Risk Factors Associated with Acquisition:

This release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to a number of risks and uncertainties that could cause actual results to differ materially from the company's expectations. If the acquisition is completed, there can be no assurance that the combined companies can successfully integrate the acquired businesses, products or technologies. The integration of the acquired business may cause a diversion of management time and reallocation of resources. There can be no assurance that the Spacetec 3D controller technology can be successfully integrated with Labtec's product line and manufacturing and distribution infrastructure, or that further product development will be required to integrate Spacetec's products with those of Labtec. The restructuring of the company's operations and the reduction in workforce is intended to return the company to profitability in the near-term. There can be no assurances that revenues will exceed operating expenses, that present sales will continue, that the company can be successful in reducing expenses to achieve profitability or that customers will continue to support the company's product initiatives following the reorganization. Investors are cautioned that all forward-looking statements involve risks related to the market acceptance of and demand for the combined company's products, new product development, impact of competitors, and dependence on third-party distribution channels.